Exhibit 23.5

Fearnleys	FEARNRESEARCH
Teekay Tankers Ltd.
Bayside house, Bayside Executive Park
West Bay Street and Blake Road
PO Box AP-59213
Nassau, Commonwealth of the Bahamas
Oslo, 30.11.07
Ladies & Gentlemen:
     Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of Class A common stock of Teekay Tankers Ltd. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in sections of the Registration Statement entitled “Summary — Recent Developments” and “Industry.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
•	some information in our database is derived from estimates or subjective judgments;

•	the information in the database of other maritime data collection agencies may differ from the information in our database; and

•	while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company; on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Industry and Market Data.”
FEARNRESEARCH

By:	/s/ Sverre B. Svenning
	Name:	Sverre B. Svenning
	Title:	Director